AMENDMENT NO. 4
PARTICIPATION AGREEMENT
          The Participation Agreement (the “Agreement”), dated July 27, 1999, as amended, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust (“AVIF”); Allianz Life Insurance Company of North America, a Minnesota life insurance company, and Allianz Life Financial Services, LLC, is hereby amended as follows:
The following is added under: “Section 2 Processing Transactions” before Section 2.1(a):
     “Notwithstanding the provisions of paragraph (b) of this Section 2.1, the Parties agree to communicate, process and settle purchase and redemption transactions for Shares (collectively, “Share transactions”) via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, “NSCC”). ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA and AVIF (IVIF) each represents and warrants that it: (a) has entered into an agreement with NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. AVIF (IVIF) agrees to provide ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA with account positions and activity data relating to Share transactions via Networking. ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA shall place trades for the previous Business Day with NSCC using Defined Contribution Clearance & Settlement (hereinafter, “DCC&S”) indicators, no later than 8:00 a.m. Central Time, and ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA shall pay for Shares by the scheduled close of federal funds transmissions on the same Business Day on which it places an order to purchase Shares in accordance with this section. Payment shall be in federal funds transmitted by wire from the designated NSCC Settling Bank (on behalf of ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA).
     For purposes of this Agreement, “Fund/SERV” shall mean NSCC’s system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration; “Networking” shall mean NSCC’s (Level Three) system that allows mutual funds and life insurance companies to exchange account level information electronically; “DCC&S” shall refer to an NSCC program that facilitates the automated processing and reporting of defined contribution transactions among asset managers, plan trustees, and plan administrators, including third-party administrators; and “Settling Bank” shall mean the entity appointed by AVIF (IVIF) to perform such settlement services on behalf of AVIF (IVIF), which agrees to abide by NSCC’s then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

     In the event that any Party is prohibited from communicating, processing or settling Share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 9:00 a.m. Central Time. After all Parties have been notified, the provisions of paragraphs (b) and (c) of this Section 2.1 shall apply.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.
Effective date: October 11, 2011.

AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Melanie Ringold	By:	John M. Zerr
Name:	Melanie Ringold	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

Attest:	/s/ Gary K. Hall	By:	/s/ Michael D. Scriver
Name:	Gary K. Hall	Name:	Michael D. Scriver
Title:	Senior Paralegal	Title:	Vice President, Hedge Design and Management

ALLIANZ LIFE FINANCIAL SERVICES, LLC

Attest:	/s/ Gary K. Hall	By:	/s/ Robert DeChellis
Name:	Gary K. Hall	Name:	Robert DeChellis
Title:	Senior Paralegal	Title:	Chief Executive Officer and President

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